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                                                                      EXHIBIT 11



__________, 2003



Janus Adviser
100 Fillmore Street
Denver, CO  80206-4928

Ladies and Gentlemen:

         Reference is made to the registration statement on Form N-14 (SEC File No. ________) (the "Registration Statement") filed with the Securities and Exchange Commission with respect to shares of beneficial interest, $.001 par value (the "Shares") of Janus Adviser, an unincorporated association of the type commonly referred to as a Delaware statutory trust (the "Trust"), representing interests in Janus Adviser -- U.S. Value Fund and Janus Adviser -- International Equity Fund, each a portfolio series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") by and between the Trust, on behalf of Janus Adviser U.S. Value Fund and Janus Adviser International Equity Fund, and Vontobel Asset Management, Inc., on behalf of its separate series Vontobel U.S. Value Fund and Vontobel International Equity Fund, dated as of _________, 2003, described in the Registration Statement.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        GOODWIN PROCTER LLP